Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Eltek Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-123559) of Eltek Ltd. (the “Company”) of our report dated April 27, 2008 with respect to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 20-F of the Company.

Our report contains an explanatory paragraph that states that the Company’s consolidated financial statements for the years ended December 31, 2006 were previously prepared in conformity with Israeli GAAP and in New Israeli Shekel (NIS) and that the Company elected, at the beginning of 2007, to prepare its consolidated financial statements in accordance with U.S. GAAP and in US dollars. Consequently, the Company’s financial statements for all previous years have been prepared under U.S GAAP and in US$.

Our report also refers to the adoption by the Company of the FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” effective January 1, 2007.

/s/ Somekh Chaikin —————————————— Somekh Chaikin Certified Public Accountants (Israel) Member Firm of KPMG International

Tel Aviv, Israel
April 28, 2008